SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934





Date of Report (Date of earliest event reported):  April 18, 2001
                                                 -------------------------------

                               The Stanley Works
--------------------------------------------------------------------------------
              (Exact name of registrant as specified in charter)


  Connecticut                    1-5224                    06-0548860
---------------                ------------              --------------------
(State or other                (Commission               (IRS Employer
jurisdiction of                File Number)              Identification No.)
incorporation)


1000 Stanley Drive, New Britain, Connecticut                         06053
--------------------------------------------------------------------------------
(Address of principal executive offices)                         (Zip Code)


Registrant's telephone number, including area code:(860) 225-5111
                                                   -----------------------------




                                 Not Applicable
--------------------------------------------------------------------------------
(Former name or former address, if changed since last report)









                       Exhibit Index is located on Page 4
                               Page 1 of 13 Pages

         Item 7.  Financial Statements and Exhibits.
                  ---------------------------------

            (c)   20(i)    Press Release dated April 18, 2001
                           announcing first quarter 2001 results.

                  20(ii) Cautionary statements relating to forward looking statements included in
                           Exhibit   20(i)  and  made  today  in  a
                           conference call with industry analysts, shareowners and other participants.

         Item 9.  Regulation FD Disclosure.
                  ------------------------

                  In a press release attached to this 8-K, the company provided earnings guidance for the second quarter and full year of 2001. In a conference call held today with industry analysts, shareowners and other participants, the company reviewed the earnings guidance in the press release, provided revenue and cash flow projections and commented on the benefits expected from the acquisition of Contact East.

























                               Page 2 of 13 Pages

                                    SIGNATURE




Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                                      THE STANLEY WORKS



Date: April 18, 2001             By:   /s/ Bruce H. Beatt
                                    --------------------------------
                                 Name:  Bruce H. Beatt
                                 Title: Vice President, General
                                        Counsel and Secretary


































                               Page 3 of 13 Pages

                                  EXHIBIT INDEX

                           Current Report on Form 8-K
                              Dated April 18, 2001



                            Exhibit No.        Page
                            -----------        ----

                              20 (i)             4

                              20 (ii)           12



































                               Page 4 of 13 Pages

                                                               Exhibit 20 (i)

FOR IMMEDIATE RELEASE



STANLEY REPORTS FIRST QUARTER EARNINGS

Meets Analyst Expectations Despite Market-Related Sales Decline

New Britain, Connecticut, April 18, 2001: The Stanley Works (NYSE: "SWK") announced that first quarter net income was $47 million, or $.54 per diluted share, matching the First Call consensus estimate of Wall Street analysts and equal to last year.

Net sales were $627 million, 10% lower than last year, on more severe than originally anticipated weakness across consumer and industrial tool channels in the Americas. Sales declined 7% from unit volume, 2% from foreign currency translation and 1% from price/mix. Approximately one-third of the decline occurred in Mac Tools where repositioning initiatives had a temporary negative impact. On a segment basis, sales decreased 9% in Tools and 11% in Doors. On a geographic basis, sales decreased 13% in the Americas but increased 2% in both Europe and Asia/Pacific. Exclusive of the effects of foreign currency, sales increased 12% in Asia/Pacific, 8% in Europe and 4% in Latin America.

John M. Trani, Chairman and Chief Executive Officer, commented: "Despite numerous recent share gains, revenue was impacted by weak U.S. and Canadian economies and the continuation of inventory corrections at major retailers and industrial customers. The U.S. economic environment, which rapidly deteriorated in the fourth quarter of 2000, eroded even further in the first quarter of 2001 with some of our largest customers experiencing their worst environment in twenty years. Despite experiencing a similar trend, we were able to deliver earnings per share at the same level as last year."

Gross margin, exclusive of special credits and charges discussed below, was 37.3%, an increase of 30 basis points over 37.0% in the first-quarter of 2000 despite the sales volume decline. The negative impacts of price pressure, inflationary commodity costs and lower volume were more than offset by improved cost controls in operations, continuing restructuring and material cost productivity.

Exclusive of one-time charges and credits, selling, general and administrative expenses of $150 million (24.0% of sales) were $22 million or 70 basis points below first quarter 2000 levels and declined $4 million sequentially from the

                               Page 5 of 13 Pages
fourth quarter of 2000. These costs were not expected to decline as a percentage of sales until the second quarter of this year. Resulting operating margin was 13.4%, up 110 basis points from 12.3% last year.

Mr. Trani continued: "Again this quarter we dealt with the likelihood of weak markets and adjusted our employment and production early. Approximately 500 positions were eliminated, exceeding our original expectation. Our operations team continues to rationalize our manufacturing structure while administrative costs have been tightened. Selling, general and administrative costs continue to be reduced sequentially despite investment in growth-oriented marketing initiatives."

Net interest expense of $7 million and other net expenses of $6 million, exclusive of one-time charges and credits, approximated first quarter 2000 levels. The company's income tax rate was 33% versus 34% in the first quarter last year reflecting the continued benefit of structural changes. The company expects the 33% rate to be sustainable.

In the first quarter, the company recorded a non-recurring $29 million, or $.22 per fully diluted share, pension-related gain in accordance with FAS 88. In connection with this gain, the company expects a reversion of cash within twelve to twenty-four months.

Also during the quarter, the company undertook new initiatives for reduction of its cost structure and executed several business repositionings intended to improve its competitiveness, including continuing movement of production, permanent reduction of the overhead cost structure in its manufacturing system and a series of initiatives in Mac Tools. As a result, the company incurred an $18 million charge for new restructuring-related severance obligations of which $3 million was paid out during the quarter. In addition, the company recorded an $11 million one-time charge associated with the aforementioned repositionings. The net difference between the one-time pension gain and the one-time restructuring and other charges was negligible.

Addressing business prospects for the second quarter and beyond, Mr. Trani continued: "Our solid balance sheet and inherent strong cash flow position us well in this unfavorable economic environment. We expect the markets for our products to remain lackluster at least through the second quarter. As a result and consistent with recent quarters, we will pursue a myriad of programs to lower our manufacturing cost base and administrative expenses.

"Our growth initiatives are continuing, and the business transitions embarked upon in the first quarter are reaching completion. In particular, the per-truck


                               Page 6 of 13 Pages
sales trend of Mac Tools' direct sales representatives showed an encouraging diminishing of previous declines in March, an indication that interruptions in that business are subsiding. In the second half of 2001 and beyond, if the economy rebounds and the Euro stays at its current level, our operating leverage should result in double-digit percentage earnings per share gains."

Despite expectations of continued economic weakness, the company expects fully-diluted earnings per share in the second quarter to approximate last year's $.58 per share. For the full year 2001, management reaffirmed its confidence in the current First Call consensus of analyst estimates of $2.41 per diluted share, up 9% over 2000.

Accounts receivable decreased $2 million from year-end, largely reflecting lower sales volume. Inventories increased $20 million as they traditionally do in the first quarter in preparation for peak selling seasons.

Tools sales decreased 9% from the first quarter of 2000 to $492 million. Operating margin was 14.6%, an improvement of 100 basis points over the same period last year. Doors segment sales of $135 million decreased 11% versus last year's first quarter. Operating margin increased to 8.8% of sales compared with 7.5% last year. Despite lower volume and a continuing mix shift to lower-margin retail channels, performance in both segments reflected continuing productivity gains and SG&A expense reductions.

The Stanley Works, an S&P 500 company, is a worldwide supplier of tools, door systems and related hardware for professional, industrial and consumer use.

Contact: Gerard J. Gould
         Vice President, Investor Relations
         (860) 827-3833 office; (860) 658-2718 home
         ggould@stanleyworks.com


This press release contains forward-looking statements. Cautionary statements accompanying these forward-looking statements are set forth, along with this news release, in a Form 8-K filed with the Securities and Exchange Commission today.

The Stanley Works corporate press releases are available on the company's Internet web site at www.stanleyworks.com. Alternatively, they are available through PR Newswire's "Company News On-Call" service by FAX at 800-758-5804, ext. 874363.

                               Page 7 of 13 Pages


                       THE STANLEY WORKS AND SUBSIDIARIES
     Consolidated Statements of Operations and Business Segment Information
           Excluding 2001 Restructuring and Special Credits & Charges
                           First Quarter 2001 vs. 2000
            (Unaudited, Millions of Dollars Except Per Share Amounts)


                                             2001                      2000
                              -----------------------------------   ------------
                              Excluding
                             Restructuring  Restructuring
                              and Special    and Special
                              Charges &       Charges &
                              Credits         Credits    Reported    Reported
Net Sales                    $   626.9      $  (0.7)     $ 626.2     $ 695.4
Cost of sales                    393.0          5.5        398.5       438.0
                                ------       ------       ------      ------
Gross margin                     233.9         (6.2)       227.7       257.4
                                  37.3%                     36.4%       37.0%
SG&A expenses                    150.2          3.3        153.5       171.9
                                ------       ------        ------     ------
                                 24.0%                      24.5%       24.7%

Operating profit                 83.7          (9.5)        74.2        85.5
                                 13.4%                      11.8%       12.3%

Interest, net                     6.6             -          6.6         6.5
Other, net                        6.5          (27.6)      (21.1)        6.0
Restructuring charge                -           18.3        18.3           -
                               ------         ------      ------      ------
Earnings before income  taxes    70.6           (0.2)       70.4       73.0
Income taxes                     23.3            0.5        23.8       24.8
                               ------         ------     ------       ------
                                 33.0%                      33.8%      34.0%

Net earnings                  $  47.3       $   (0.7)    $  46.6     $ 48.2
                              =======        =======     =======     ======
Average shares
  outstanding (diluted)        87,113         87,113      87,113     89,158
Earnings Per Share (diluted)  $  0.54        $  0.00     $  0.54    $  0.54
                              =======        =======     =======    =======
INDUSTRY SEGMENTS
Net sales
    Tools                     $ 492.1        $  (0.7)    $ 491.4   $ 543.7
    Doors                       134.8              -       134.8     151.7
                               ------         ------      ------   -------
    Consolidated              $ 626.9        $  (0.7)    $ 626.2   $ 695.4
                              =======        =======     =======   =======
Operating profit
    Tools                     $  71.9        $  (9.2)    $  62.7   $  74.1
    Doors                        11.8           (0.3)       11.5      11.4
                               ------          ------     ------    ------
    Consolidated              $  83.7        $  (9.5)    $  74.2   $  85.5
                               =======        =======    =======   =======

Interest - net                $   6.6        $     -     $   6.6   $   6.5
Other - net                       6.5          (27.6)      (21.1)      6.0
Restructuring charge              -             18.3        18.3         -
                               ------         ------      ------    ------
Earnings before income taxes  $  70.6        $  (0.2)    $  70.4   $  73.0
                               ======         ======      ======    ======

                               Page 8 of 13 Pages


                       THE STANLEY WORKS AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
            (Unaudited, Millions of Dollars Except Per share Amounts)



                                               First Quarter
                                       ---------------------------
                                          2001             2000
                                       ----------      -----------

NET SALES                              $   626.2          $ 695.4

COSTS AND EXPENSES
   Cost of sales                           398.5            438.0
   Selling, general and administrative     153.5            171.9
   Interest - net                            6.6              6.5
   Other - net                             (21.1)             6.0
   Restructuring charge                     18.3                -
                                          ------           ------
                                           555.8            622.4
                                          ======           ======

EARNINGS BEFORE INCOME TAXES                70.4             73.0

   Income Taxes                             23.8             24.8
                                          ------           ------
NET EARNINGS                            $   46.6           $ 48.2
                                          ======           ======

NET EARNINGS PER SHARE
   OF COMMON STOCK
   Basic                                $   0.54          $  0.54
                                          ======          =======

   Diluted                              $   0.54          $  0.54
                                          ======           ======

DIVIDENDS PER SHARE                     $   0.23          $  0.22
                                          ======           ======

AVERAGE SHARES OUTSTANDING
 (in thousands)

   Basic                                  85,897           88,936
                                          ======           ======

   Diluted                                87,113           89,158
                                          ======           ======












                               Page 9 of 13 Pages

                       THE STANLEY WORKS AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                        (Unaudited, Millions of Dollars)


                                          March 31        April 1
                                            2001            2000
                                         ----------      ----------

ASSETS
 Cash and cash equivalents               $  111.4        $  128.9
 Accounts receivable                        530.0           584.4
 Inventories                                417.6           390.8
 Other current assets                        78.1            75.5
                                           ------          ------
    Total current assets                  1,137.1         1,179.6
                                          =======         =======

 Property, plant and equipment              496.8           522.2
 Goodwill and other intangibles             170.6           181.6
 Other assets                               148.9            84.3
                                           ------          ------
                                         $1,953.4        $1,967.7
                                          =======         =======

LIABILITIES AND SHAREOWNERS' EQUITY
 Short-term borrowings                   $  285.7        $  290.3
 Accounts payable                           232.5           223.2
 Accrued expenses                           248.2           295.4
                                           ------          ------
       Total current liabilities            766.4           808.9
                                          =======          =======

 Long-term debt                             240.4           277.4
 Other long-term liabilities                187.5           167.1
 Shareowners' equity                        759.1           714.3
                                           ------          ------
                                         $1,953.4        $1,967.7
                                         ========        ========













                               Page 10 of 13 Pages



                       THE STANLEY WORKS AND SUBSIDIARIES
                          SUMMARY OF CASH FLOW ACTIVITY
                        (Unaudited, Millions of Dollars)


                                                 First Quarter
                                            ----------------------
                                              2001          2000
                                            ----------  ----------
  OPERATING ACTIVITIES
    Net earnings                           $   46.6     $   48.2
    Depreciation and amortization              22.3         23.7
    Restructuring charge                       18.3            -
    Other non-cash items                      (30.4)         7.2
    Changes in working capital                (46.0)       (61.6)
    Changes in other operating
     assets and liabilities                   (32.0)       (20.0)
                                              ------       ------
    Net cash used by operating activities     (21.2)        (2.5)

INVESTING AND FINANCING ACTIVITIES

    Capital and software expenditures         (15.9)       (16.0)
    Proceeds from sales of assets                 -          0.7
    Net borrowing activity                     72.7        127.9
    Net stock transactions                      5.1        (44.0)
    Cash dividends on common stock            (19.7)       (19.5)
    Other                                      (3.2)        (5.7)
                                             ------       ------
    Net cash provided by investing
     and financing activities                  39.0         43.4


Increase in Cash and Cash Equivalents          17.8         40.9

Cash and Cash Equivalents,
  Beginning of Period                          93.6         88.0
                                             ------       ------

Cash and Cash Equivalents,
  End of First Quarter                      $ 111.4      $ 128.9
                                            =======      =======














                               Page 11 of 13 Pages


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                                                                 Exhibit 20 (ii)

                              CAUTIONARY STATEMENTS
           Under the Private Securities Litigation Reform Act of 1995

Statements in the company's press release attached to this Current Report on Form 8-K and made today in a conference call with analysts, shareowners and other participants regarding the company's ability (1) to deliver earnings per diluted share of $.58 in the second quarter and $2.41 for the year, (2) to deliver revenues in the second quarter of 2001 six to eight percent below those achieved in the second quarter of 2000, (3) to generate significant cash flow over the next three years, and (4) to realize $100 million in annual revenues and a positive addition to earnings from the acquisition of Contact East are forward looking and inherently subject to risk and uncertainty.

The company's ability to achieve the earnings objectives identified in the preceding paragraph is dependent on both internal and external factors, including the success of the company's marketing and sales efforts, continuing improvements in productivity and cost reductions and continued reduction of selling, general and administrative expenses as a percentage of sales, the strength of the United States economy and the strength of foreign currencies, including, without limitation, the Euro.

The company's ability to achieve the expected level of revenues is dependent upon a number of factors, including (i) the ability to recruit and retain a sales force comprised of employees and manufacturers representatives, (ii) the success of the Wal-Mart program announced January 24, 2001 and of other initiatives to increase retail sell through and stimulate demand for the company's products, (iii) the ability of the sales force to adapt to changes made in the sales organization and achieve adequate customer coverage, (iv) the ability of the company to fulfill demand for its products, (v) the absence of increased pricing pressures from customers and competitors and the ability to defend market share in the face of price competition, and (vi) the acceptance of the company's new products in the marketplace as well as the ability to satisfy demand for these products.

The company's ability to improve its productivity and to lower the cost structure is dependent on the success of various initiatives that are underway or are being developed to improve manufacturing and sales operations and to implement related control systems. The success of these initiatives is dependent on the company's ability to increase the efficiency of its routine business processes, to develop and implement process control systems, to mitigate the


                               Page 12 of 13 Pages
effects of any material cost inflation, to develop and execute comprehensive plans for facility consolidations, the availability of vendors to perform outsourced functions, the successful recruitment and training of new employees, the resolution of any labor issues related to closing facilities, the need to respond to significant changes in product demand while any facility consolidation is in process and other unforeseen events.

The company's ability to continue to reduce selling, general and administrative expenses as a percentage of sales is dependent on various process improvement activities, the continued success of changes to the sales organization and the reduction of transaction costs.

The company's ability to generate significant cash flow over the next three years is dependent on achieving its earnings growth targets and on the continued success of improvements in processes to manage inventory and receivables levels. The reversion of $60-80 million in cash to the company within 12 to 24 months in connection with a pension-related gain is subject to regulatory approvals, which the company expects to obtain in due course.

The company's ability to realize $100 million in annual revenues and a positive addition to earnings from the acquisition of Contact East is dependent upon, among other things, the receipt of the regulatory and other approvals required to close the transaction, the achievement of the sales plan of Contact East, Inc., and the successful integration of Contact East with Jensen Tools, Inc., a subsidiary of the company.

The company's ability to achieve the objectives discussed above will also be affected by external factors. These external factors include pricing pressure and other changes within competitive markets, the continued consolidation of customers in consumer channels, increasing competition, changes in trade,
monetary  and  fiscal   policies   and  laws,   inflation,   currency   exchange
fluctuations, the impact of dollar/foreign currency exchange rates on the competitiveness of products and recessionary or expansive trends in the economies of the world in which the company operates.










                              Pages 13 of 13 Pages


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